EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-246116) on Form S-8 of our report dated October 28, 2022, with respect to the consolidated financial statements of Duck Creek Technologies, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2023